Exhibit 10.2

Amendment to Agreement

This Amendment to Agreement (this “Amendment”), dated effective as of February 10, 2012 (the “Effective Date”), is by and between S1 Corporation (the “Company”) and Johann Dreyer (the “Executive”).

RECITALS

A. The Company and the Executive entered into an Agreement dated December 24, 2008 (the “Agreement”);

B. The Company and the Executive entered into a Confidentiality, Non-Disclosure and Non-Solicitation Agreement dated December 13, 2006 (the “Covenant Agreement”); and

C. The Company and the Executive wish to amend (i) the Agreement in accordance with the terms and conditions set forth below and (ii) the Covenant Agreement in accordance with the terms and conditions of that separate amendment to the Covenant Agreement of equal date herewith.

NOW, THEREFORE, in consideration of these premises and mutual agreements, including the amendment to the Covenant Agreement of equal date herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 3(d)(A) of the Agreement shall be amended and restated in its entirety to read as follows:

(A) pay You (i) in equal installments as of the 1st and 15th day of each month during the 12-month period commencing on Your date of termination (the “Severance Period”), an aggregate amount equal to three (3) times Your then current base salary, (ii) within thirty (30) days following Your date of termination, a pro rata portion of the annual bonus that would have been payable to You for the calendar year of termination if Your employment had not terminated (calculated based upon actual results through Your date of termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which You were employed), and (iii) within thirty (30) days following Your date of termination, an aggregate amount equal to three (3) times the average annual bonus actually paid or payable to You for the immediately prior three calendar years, provided, however, that the amount calculated as Your average annual bonus shall not exceed Your target annual bonus as of January 2011, provided, further, however, that if upon the date any payment is due pursuant to this Section 3(d)(A) the conditions of Section 5 have not been met, such payment will not be made upon the date specified above but instead will be made on the first payroll date following the date on which such conditions have been met;

2. Section 3(d)(B) of the Agreement shall be amended and restated in its entirety to read as follows:

(B) reimburse You for any COBRA premiums You pay for You and any of Your dependents during the Severance Period, if and to the extent You and/or Your dependents are entitled to COBRA continuation coverage under the Company’s major medical group plan in which You and/or Your dependents participated immediately prior to the date of termination, provided, however, that (i) notwithstanding anything in this subsection to the contrary, all other terms and provisions of the Company major medical group plan governing Your rights and Your dependent’s rights under COBRA shall apply and (ii) such reimbursement will not be made until the conditions of Section 5 have been met and any reimbursement that would have been made prior to the conditions of Section 5 being met but for this provision will instead be made on the first payroll date following the date on which the conditions of Section 5 have been met; and

3. Section 5 of the Agreement shall be amended and restated in its entirety to read as follows:

5. Release Obligations. The Company’s obligation to pay You the separation payments set forth in Section 3(d) shall be conditioned upon (a) Your execution, prior to the 60th day following Your date of termination, and compliance with a valid, binding and irrevocable Separation & Release Agreement in a form prepared by the Company in its sole and absolute discretion, which includes, but is not limited to, Your release of the Company and its officers, directors, employees, stockholders and affiliates from any and all liability and claims of any kind and Your confirmation of the Company’s right to continued performance by You of Your obligations under the Covenants Agreement (defined below) during the period following the termination of Your employment and (b) the expiration of any applicable revocation period during the 60-day period following Your date of termination without You revoking such Separation & Release Agreement.

4. Section 7(e) of the Agreement shall be amended and restated in its entirety to read as follows:

(e) “Good Reason” shall exist if (i) the Company, without Your written consent (a) materially reduces the scope of Your duties (including, without limitation, any merger, consolidation, reorganization, sale of stock or assets or other transaction that results in You reporting to anyone in a position having less authority than the person to whom You reported immediately before such transaction, or any failure of the parent corporation of any controlled group of corporations that includes the Company, if the Company is not such parent corporation, to offer You a position with such parent corporation involving the same or substantially equivalent duties as Your then current position with the Company), or (b) requires You to relocate to a place more than 50 miles from Norcross, Georgia to perform Your duties; (ii) You provide written notice to the Company of such action within 90 days of the occurrence thereof and provide the Company with 30 days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) You elect to resign within 30 days of the expiration of the Cure Period;

5. Section 9 of the Agreement shall be amended and restated in its entirety to read as follows:

9. Limitation on Parachute Payments. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by You with the Company or any subsidiary or affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to You (including groups or classes of participants or beneficiaries of which You are a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for You (a “Benefit Arrangement”), if You are a “disqualified individual,” as defined in Section 280G(c) of the Code, no payment or benefit shall be made or provided to You or become vested, exercisable or payable, as applicable, (i) to the extent that such payment, right to exercise, vesting, or other benefit, taking into account all other payments, rights, or benefits to or for You, or becoming vested, exercisable or payable, as the case may be, under this Agreement, all Other Agreements and all Benefit Arrangements, would cause any such payment, right to exercise, vesting or other benefit to which You are or would be entitled under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by You under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by You without causing any such payment, right to exercise, vesting or other benefit to be considered a Parachute Payment. In the event that the receipt of any such payment, right to exercise, vesting, or other benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for You under any Other Agreement or any Benefit Arrangement would cause You to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by You as described in clause (ii) of the preceding sentence, then the payment, right to exercise, vesting, or other benefit under this Agreement will be reduced or eliminated so as to avoid having the payment, right to exercise, vesting, or other benefit under this Agreement be deemed to be a Parachute Payment. The reduction or elimination of payments, rights to exercise, vesting, or other benefits hereunder pursuant to the preceding sentence, if applicable, shall be made by first reducing or eliminating the payments under Section 3(d)(A) and then Section 3(d)(B) hereof, and then by reducing or eliminating the value of the benefits contemplated by Sections 3(d)(C) and 4 hereof, and in any event shall be made in such a manner as to maximize the economic present value as of the date of the Change in Control for purposes of

Section 280G of the Code (as determined by the Accounting Firm (as defined below) using the discount rate required by Section 280G(d)(4) of the Code) of all rights, payments and benefits hereunder. All determinations required to be made under this Section, including whether and when a reduction in rights, payments or benefits (or the vesting or exercisability thereof) is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by You in writing (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and You within 15 business days of the receipt of notice from You or the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Company or any individual, entity or group effecting a change in the ownership or effective control of the Company (within the meaning of Section 280G of the Code), You shall appoint another nationally recognized accounting firm that is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and You.

6. Section 10 of the Agreement shall be amended and restated in its entirety to read as follows:

10. Entire Agreement. This Agreement, as amended, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes any prior communications, agreements or understandings, whether oral or written, between You and the Company relating to severance payments of any type or nature, including without limitation, the Prior Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

7. Section 11 of the Agreement shall be amended and restated in its entirety to read as follows:

11. Confidentiality, Non-Disclosure and Non-Solicitation Agreement. By execution of this Agreement, the Parties acknowledge the continuing validity and effectiveness of the Confidentiality, Non-Disclosure and Non-Solicitation Agreement dated as of December 18, 2006 and as amended as of February 10, 2012 (the “Covenants Agreement”).

8. Except as provided above, the terms and conditions of the Agreement shall remain unchanged and shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

S1 CORPORATION

By:	/s/ Gregory D. Orenstein
Gregory D. Orenstein
SVP, Chief Legal Officer and Secretary

THE EXECUTIVE

/s/ Johann Dreyer
Johann Dreyer